Exhibit 10.5

DIRECTOR COMPENSATION ARRANGEMENTS

Our non-employee directors receive grants of common stock, stock options or restricted stock units under our Amended and Restated 2001 Stock Plan to compensate them for service on the Board of Directors each year, with the number of shares determined as set forth below. Non-employee directors do not receive any other compensation, in the form of cash or otherwise, for service on the Board of Directors or its committees, other than reimbursement of reasonable expenses. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board of Directors.

Policy Regarding Equity Grants to Non-Employee Directors

	Fiscal 2005	Fiscal 2006

Upon election to the Board of Directors	25,000 stock options	25,000 stock options

Upon re-election to the Board of Directors (every three years)		20,000 stock options

Annually	10,000 shares of common stock	10,000 shares of common stock or restricted stock units

All awards are granted under our 2001 Stock Plan, as amended and restated on September 27, 2005. The stock options have a term of ten years and vest one-third annually over three years, with an exercise price equal to the fair market value of our common stock on the date of grant. Beginning with fiscal 2006, each continuing director may elect at his or her discretion to receive the annual stock grants in the form of shares of common stock or restricted stock units, each of which will be fully vested upon grant. Issuance of shares upon liquidation of stock units will be subject to payment limitations under Section 409A of the Internal Revenue Code.

27